NEWS RELEASE                            News Media Contact: Mary Ann Kabel
News Media Line: 937-224-5940

Dayton Power and Light Files Electric Security Plan

For Immediate Release:

DAYTON, Ohio – February 22, 2016 – The Dayton Power and Light Company (DP&L), a subsidiary of The AES Corporation (NYSE: AES), filed its latest Electric Security Plan (ESP) with the Public Utilities Commission of Ohio (PUCO) today.

DP&L’s plan is designed to protect customers from volatility in energy prices while promoting economic development by allowing its power plants to continue operations. The power plants account for almost 19,000 direct and indirect Ohio jobs and millions of dollars in annual federal, state and local taxes.

“Right now, DP&L is concerned that customers are not assured price stability and a reliable energy future,” said Tom Raga, DP&L President and Chief Executive Officer. “A combination of short-term market conditions and new environmental regulations has placed DP&L’s fully environmentally-compliant plants at risk for premature closure. Our plan keeps Ohio power plants operating, protects our customers from price volatility, and provides fuel-diversity all while preserving Ohio’s jobs and tax base.”

The plan includes all of DP&L’s co-owned plants, preserving almost 19,000 direct and indirect jobs and nearly $190 million in annual taxes, including property taxes paid to local schools and governments. Over the life of the 10-year plan, the power plants will contribute an estimated $26.5 billion in positive economic benefits for Ohio.
The proposed plan includes a new charge that will appear on all customer bills the purpose of which is to ensure the reliability of electric supply in Ohio.  Each year, that charge will reset based on actual market conditions and will be reviewed by the PUCO. Over the life of the plan, the charge is projected by an independent third party to decrease and become a credit to all customer bills, moderating prices.  If approved as proposed, starting in the first year (2017) the charge for DP&L’s average residential customer’s total bill, using 1,000 kilowatt hours per month is $1.21 or approximately a 1% increase.
“DP&L has always been committed to providing reliable energy at competitive prices, while investing in and supporting the communities where we live and work,” Raga said. “If our power plants are forced to close prematurely, Ohioans will have fewer sources of reliable electricity generation, fewer jobs, lost tax revenues and higher electricity prices. This plan reaffirms our commitment to the community, and we are confident it addresses the needs of the region and DP&L.”

About The Dayton Power and Light Company and AES

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (DPL), a regional energy provider and an AES company. DPL’s other significant subsidiaries include AES Ohio Generation, LLC, Miami Valley Insurance Company (MVIC), and Miami Valley Lighting, LLC (MVLt). The Dayton Power and Light Company, a regulated electric utility, provides service to over 515,000 customers in West

Central Ohio; AES Ohio Generation, LLC engages in the operation of merchant peaking generation facilities; MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries, and MVLt maintains outdoor lighting to governments and businesses. DPL, through its subsidiaries, owns and operates approximately 3,000 megawatts of generation capacity, of which 2,000 megawatts are coal-fired units and 1,000 megawatts are solar, natural gas, battery storage and diesel peaking units. For more information about the company, please visit www.dplinc.com. Connect with DP&L at www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through a diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 18,500 people is committed to operational excellence and meeting the world’s changing power needs. AES’ 2014 revenues were $17 billion and AES owns and manages $39 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include declarations regarding management's intents, beliefs and current expectations and typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "forecast," "target," "will," "intend," "believe," "project," "estimate," "plan" and similar words. Such forward-looking statements include, but are not limited to, those related to DP&L’s proposed Electric Security Plan and its effects, including those on DP&L’s financial performance and condition.  Forward-looking statements are not intended to be a guarantee of future results, but instead constitute DP&L’s current expectations based on reasonable assumptions.  Forecasted financial information is based on certain material assumptions.  These assumptions include, but are not limited to, our accurate projections of regulatory rates, future interest rates, commodity prices, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and expected rates of return.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors.  Important factors that could affect actual results are discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission (SEC), including, but not limited to, the risks discussed under Item 1A “Risk Factors” in DPL’s and DP&L’s Annual Report on Form 10-K.  Readers are encouraged to read DPL’s and DP&L’s filings to learn more about the risk factors associated with DPL’s and DP&L’s businesses. DPL and DP&L undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any security holder who desires a copy of DPL’s and DP&L’s Annual Report on Form 10-K filed with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432.  Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made.  Copies of the Form 10-K may also be obtained by visiting DPL’s website at www.dplinc.com.